Exhibit 4.2

                               December 18, 1997

W. R. Grace & Co.
One Town Center Road
Boca Raton, FL 33486-1010

Attention:        Paul McMahon
                  Vice President and Treasurer

Gentlemen:

               ABN AMRO Bank N.V., New York Branch ("ABN AMRO"), Bank of America National Trust and Savings Association ("Bank of America"), NationsBank N.A. ("NationsBank") and Bankers Trust Company ("BTCo") are pleased to offer to W. R. Grace & Co. ("W. R. Grace") their respective commitments in the amounts set forth opposite their names on their respective signature pages hereto (or the equivalent thereof in permitted designated and alternate currencies) as part of the One Billion Six Hundred Million United States Dollar credit facility described herein, subject to the terms and provisions set forth herein and in the attached summary of terms and conditions (the "Facility"). ABN AMRO, Bank of America, NationsBank and BTCo are herein referred to individually as an "Agent Bank" and collectively as the "Agent Banks". All defined terms used herein and not defined herein shall have the same meaning herein as in the attached summary of terms and conditions.

               ABN AMRO will serve as Administrative Agent and Arranger and BancAmerica Robertson Stephens, BT Alex.Brown Incorporated, and NationsBanc Montgomery Securities, Inc. are herein referred to individually as a "Co-Arranger" and, collectively, the "Co-Arrangers". Each of the Agent Banks, Arranger and Co-Arrangers will perform the customary duties under the Facility. In addition, each of the Arranger and Co-Arrangers agrees to use its best efforts to work with W. R. Grace to syndicate the Facility to one or more banks or financial institutions that are reasonably satisfactory to the Arranger, Co-Arrangers and W. R. Grace.

               The Arranger and Co-Arrangers intend to commence syndication efforts promptly after your execution of this letter, and you agree to assist the Arranger and Co-Arrangers in achieving a syndication that is satisfactory to the Arranger, Co-Arrangers and you. The syndication efforts of the Arranger and Co-Arrangers, including contacts with and requests for assistance from W. R. Grace and SAC, will be coordinated among the Arranger and Co-Arrangers. Such syndication will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of W. R. Grace and its affiliates and the proposed syndicate members. To assist the Arranger and Co-Arrangers in their syndication efforts, you hereby agree (i) to provide and cause your advisors to provide the Arranger and Co-Arrangers, the Agent Banks and the other syndicate members upon request with all information reasonably deemed necessary by the Arranger and Co-Arrangers to complete syndication, including but not limited to information and evaluations prepared by W. R. Grace and its affiliates and their respective advisors, or on their behalf, relating to the transactions contemplated hereby, (ii) to assist ABN AMRO upon its reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Facility, (iii) to otherwise assist the Arranger and Co-Arrangers in their syndication efforts, including by making officers of W. R. Grace and its affiliates available from time to time to attend and make presentations regarding the business and prospects of the Grace Packaging Business at a meeting or meetings of lenders or prospective lenders, and (iv) to use your best efforts to cause officers of SAC and its affiliates to be available from time to time to attend and make presentations regarding the business and prospects of the Grace Packaging Business and SAC and its subsidiaries, taken as a whole, at a meeting or meetings of lenders or prospective lenders.

               As you are aware, we have received certain historical and projected pro forma financial statements of the Grace Packaging Business and of SAC and its subsidiaries. If additional information comes to our attention which the Agent Banks, Arranger or Co-Arrangers reasonably believe has a material adverse effect on the business, assets, financial condition, or prospects of the Grace Packaging Business, taken as a whole, or the Grace Packaging Business and SAC and its subsidiaries, taken as a whole, or on the Transaction, the Agent Banks may decline to provide the financing and ABN AMRO may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Agent Banks, Arranger and the Co-Arrangers.

               You hereby represent and covenant that (i) all information, other than the Projections (as defined below), which has been or is hereafter made available to the Agent Banks, the Arranger and the Co-Arrangers by you or on your behalf in connection with the transactions contemplated hereby (the "Information") is and will (as supplemented below) be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading as of the date provided to you and (ii) all financial projections concerning the Grace Packaging Business. taken as a whole, and the Grace Packaging Business and SAC and its subsidiaries, taken as a whole, that have or are hereafter made available to the Agent Banks, the Arranger and the Co-Arrangers by you or on your behalf in connection with the transactions contemplated hereby (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You agree to supplement the Information and the Projections from time to time until the closing date of the credit facility so that the representation and warranty in the preceding sentence is true and correct on such closing date as if the Information and Projections were provided to you on the closing date. You acknowledge that in arranging and syndicating the Facility, the Agent Banks, the Arranger and the Co-Arrangers will be using and relying on the Information and Projections without independent verification thereof. In issuing this commitment and undertaking, as the case may be, the Agent Banks, the Arranger and the Co-Arrangers are relying on the accuracy of the information furnished by you or on your behalf.

               The Agent Banks will not be obligated to enter into the Facility unless and until all of the following conditions set forth herein and in the attached summary of terms and conditions have been met:

               (a) The Facility will be made available pursuant to loan and related agreements and documentation (collectively, the "Facilities Documentation"), in form and substance consistent with the attached summary of terms and conditions and otherwise satisfactory to the Agent Banks. The Facilities Documentation shall contain such covenants, terms, conditions, representations, warranties and events of default as are consistent with the term sheet and otherwise as shall be satisfactory to ABN AMRO or as are customarily included by ABN AMRO in agreements governing transactions of the kind contemplated, or as the Agent Banks shall deem appropriate based on their investigation of the Grace Packaging Business and SAC and its subsidiaries. It is understood that the attached terms and conditions attempt to set forth certain of the material terms and provisions of the Facility, but not necessarily all of such terms and provisions, and that the Facility as finally documented shall contain those terms and provisions customarily required by the Agent Banks for facilities and transactions of this type. Accordingly, each of our commitments remains subject to our receipt of legal documentation in form and content satisfactory to us and to our legal counsel.


               (b) The Merger Agreement shall be in full force and effect. Any consent of the shareholders of W. R. Grace or SAC which may be required to authorize the Merger shall have been obtained.


               (c) All approvals, consents, authorizations, licenses, permits, orders, filings and declarations of and with any governmental or regulatory body, agency or authority or any person, firm, corporation or other legal entity necessary in connection with the Facility and the transactions otherwise contemplated thereby and to be obtained by you or SAC, shall have been obtained and made and be in full force and effect and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon, the consummation of the Merger or the incurrence of the loans under the Facility, in each case on a basis acceptable to the Agent Banks.


               (d) The execution of the Facilities Documentation and the consummation of the transactions contemplated thereby shall not violate or conflict with any law, rule or regulation or any material agreement, contract or other obligation binding upon or affecting the property of the Grace Packaging Business or SAC or any of its subsidiaries or businesses.


               (e) Except as previously disclosed to the Agent Banks no action, suit or proceeding (including, without limitation, any inquiry or investigation) shall be pending or threatened against the Grace Packaging Business or against SAC or any of its subsidiaries which could reasonably be expected to result in a material adverse effect on the Grace Packaging Business, taken as a whole, or on the Grace Packaging Business and SAC and its subsidiaries, taken as a whole, the financing contemplated hereby or any documentation executed in connection therewith, and no injunction or other restraining order shall have been issued or a hearing therefor be pending or noticed with respect to the Facility or the transactions contemplated hereby and thereby.


               (f) The Agent Banks shall be satisfied as to the existing and potential liability of the Grace Packaging Business, taken as a whole, and the Grace Packaging Business and SAC and its subsidiaries, taken as a whole, with respect to any environmental matters including compliance with laws and regulations relating to environmental protection.


               (g) The results of the Agent Banks' continued due diligence review, analysis and testing of the assets, liabilities, commitments, contingencies, results of operations and prospects of the Grace Packaging Business, taken as a whole, and the Grace Packaging Business and SAC and its subsidiaries, taken as a whole, shall be acceptable to the Agent Banks.


               (h) There shall have been no material adverse change in the business, financial condition, or results of operations of the Grace Packaging Business, taken as a whole, or the Grace Packaging Business and SAC and its subsidiaries, taken as a whole, since December 31, 1996.


               (i) All extensions of credit under the Facility shall be in full compliance with all applicable requirements, including, to the extent applicable, the rules and regulations of the Board of Governors of the Federal Reserve System.


               (j) The Agent Banks shall be satisfied that the pro forma financial condition of the Grace Packaging Business, taken as a whole, and the Grace Packaging Business and SAC and its subsidiaries, taken as a whole, after giving effect to the Transactions is substantially consistent with the Projections provided by you or your agents to the Agent Banks.


               (k) The Agent Banks shall have received such opinions of counsel, officers' certificates, board resolutions and certificates of accountants and other professionals in respect of such matters as the Agent Banks shall reasonably request.


               (l) There shall not have occurred and be continuing such a material disruption in the market for syndicated bank credit facilities generally as would, in the reasonable judgment of the Arranger and Co-Arrangers, materially impair the syndication of the Facility.


               (m) There shall have been no other syndications of private debt by W. R. Grace for which Cryovac or the Grace Packaging Business would remain liable after giving effect to the Merger or by SAC during the syndication of the Facility which would, in the reasonable opinions of the Arranger and Co-Arrangers, affect the successful syndication of the Facility.


               For its commitment to the Facility, W. R. Grace agrees to pay to each of the Agent Banks the upfront fee specified in the fee letter dated the date hereof among the Agent Banks and W. R. Grace. W. R. Grace agrees to pay to ABN AMRO the additional fees specified in the fee letter dated the date hereof between W. R. Grace and ABN AMRO. The Facilities Documentation shall be prepared by Chapman and Cutler as special counsel to ABN AMRO. The reasonable costs and expenses of Chapman and Cutler (to be limited to a maximum amount to be agreed upon) in connection with the preparation, execution and delivery of this letter, the Facilities Documentation and the transactions contemplated hereby and thereby and all other incidental out-of-pocket costs and expenses of the Agent Banks, the Arranger and the Co-Arrangers in connection with the syndication of the Facility shall be for your account, whether or not any portion of the Facility is made available. To the extent any fees are payable to the banks participating in the Facility (other than to the Agent Banks), such fees shall be for the account of W. R. Grace as shall be mutually agreed between W. R. Grace and the Agent Banks.

               To induce the Agent Banks, the Arranger and the Co-Arrangers to enter into this letter, W. R. Grace hereby agrees to indemnify and hold harmless the Agent Banks, the Arranger and the Co-Arrangers and their affiliates and each director, officer, employee, agent, attorney thereof (each an "indemnified person") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve the Arranger or any Agent Bank or Co-Arranger or any such indemnified person as a result of or arising out of or in any way related to or resulting from this letter, the Facility or the other transactions contemplated hereby and thereby and, upon demand, to pay and reimburse the Agent Banks, the Arranger and the Co-Arrangers and each indemnified person for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not the Agent Banks, the Arranger and the Co-Arrangers or any such indemnified person is a party to any action or proceeding out of which any such expenses arise); provided, however, W. R. Grace shall not indemnify any Agent Bank, the Arranger or Co-Arranger or any indemnified person pursuant to this paragraph against any loss, claim, damage, expense or liability resulting from its gross negligence or willful misconduct (as applicable). The foregoing provisions of this paragraph shall be in addition to any rights that an indemnified party shall have at common law or otherwise. Neither the Agent Banks, the Arranger, the Co-Arrangers nor any indemnified person shall be entitled to indemnity for any lost profits or consequential damages pursuant to this paragraph.

               The provisions of the immediately preceding two paragraphs shall survive any termination of this letter.

               This letter shall not be assignable by any party hereto without the prior written consent of the other parties, subject to the right of the Agent Banks stated above to syndicate the Facility among banks or other financial institutions acceptable to the Agent Banks and W. R. Grace, and the right of the Agent Banks to sell, transfer or assign all or any portion of, or interests or participation in, the Facility, in the case of assignments, subject to the consent of W. R. Grace.

               If you are in agreement with the foregoing, please sign and return the enclosed copy of this letter no later than 5:00 p.m., New York time, on or before December 22, 1997. This letter will become effective upon your delivery to us of executed counterparts of this letter. This offer shall terminate if not so accepted by you prior to that time.

               After this letter becomes effective, the commitments of the Agent Banks hereunder may be terminated in whole or in part at any time by W.
R. Grace upon written notice to the Agent Banks. This commitment will terminate on April 15, 1998 unless definitive Facilities Documentation, meeting the conditions set forth herein, shall have been entered into on or prior to such date.

               Prior to the receipt by the Agent Banks, the Arranger and the Co-Arranger of a counterpart of this commitment letter executed by you, this commitment letter and the contents hereof shall be treated by you as confidential and (except as required by law in the opinion of your or SAC's counsel) shall not be disclosed by you to any person other than W. R. Grace's or SAC's officers, directors, attorneys and other advisors. After such receipt this commitment letter and its respective contents shall not be disclosed by you or SAC except in furtherance of, and to other proposed participants in, the transactions contemplated by such commitment letter and, in any event, this commitment letter shall not be disclosed publicly (unless required by law in the opinion of your or SAC's counsel) without the prior written consent of the Agent Banks, except that, following your acceptance of this letter, you or SAC may make public disclosure of the existence and amount of the Agent Banks' commitments, and you or SAC may make such public disclosures of the terms and conditions hereof as you or SAC are required by law, in the opinion of your or SAC's counsel, to make.

               Except as otherwise contemplated herein or as required by law or requested by any regulatory authority, each Agent Bank, the Arranger, and each Co-Arranger agrees that it will keep and cause its affiliates to keep as confidential in accordance with customary banking practices, all non-public, confidential materials of W. R. Grace and its subsidiaries and SAC and its subsidiaries (except as may be necessary to complete syndication, provided that any such materials will be provided only subject to confidentiality restrictions mutually agreed by the Agent Banks, the Arranger, the Co-Arrangers and you).

               This letter may be executed in counterparts which, taken together, shall constitute an original. This letter embodies the entire agreement and understanding between the Agent Banks, the Arranger, the Co-Arrangers and you with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof.

               THIS LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER IS HEREBY WAIVED BY THE AGENT BANKS, ARRANGER, CO-ARRANGERS AND YOU. THE AGENT BANKS, THE ARRANGER, CO-ARRANGERS AND YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER OR ANY MATTERS CONTEMPLATED HEREBY

                                    Very truly yours,

Commitment: $300,000,000            ABN AMRO Bank N.V.

                                    By:  /s/ John W. Deegan
                                        -----------------------------------

                                        Its:  Vice President
                                            -------------------------------


                                    By:  /s/ Pauline McHugh
                                        -----------------------------------

                                        Its: Vice President
                                            -------------------------------

Commitment: $250,000,000            BANK OF AMERICA NATIONAL TRUST
                                       AND SAVINGS ASSOCIATION

                                    By:  /s/ Ambrish Thanawala
                                        -----------------------------------

                                        Its:  Vice President
                                            -------------------------------

Commitment: $250,000,000            BANKERS TRUST COMPANY

                                    By:  /s/ Gregory P. Shefren
                                        -----------------------------------

                                        Its:  Vice President
                                            -------------------------------

Commitment: $250,000,000            NATIONSBANK N.A.

                                    By:  /s/ Thomas J. Kane
                                        -----------------------------------

                                        Its:  Vice President
                                            -------------------------------

                                    BANCAMERICA ROBERTSON STEPHENS

                                    By:  /s/ Annette Hanami
                                        -----------------------------------

                                        Its:  Vice President
                                            -------------------------------


                                    NATIONSBANC MONTGOMERY SECURITIES, INC.

                                    By:  /s/ Charles F. Wallach
                                        -----------------------------------

                                        Its:  Vice President
                                            -------------------------------



                                    BT ALEX BROWN INCORPORATED

                                    By:  /s/ Christopher Kinslow
                                        -----------------------------------

                                        Its:  Vice President
                                            -------------------------------


Accepted and Agreed to
this 22nd day of December, 1997

W. R. GRACE & CO.

By:  /s/ Paul McMahon
    -----------------------------------

    Its: Vice President and Treasurer
        -------------------------------
By:
    -----------------------------------

    Its:
        -------------------------------


                                                                     EXHIBIT A

                             W. R. GRACE & CO.

                      SUMMARY OF TERMS AND CONDITIONS
             $1,600,000,000 GLOBAL REVOLVING CREDIT FACILITIES

TRANSACTION
SUMMARY: W. R. Grace & Co. ("W. R. Grace" or the "Company"), Cryovac Acquisition Corp. ("Mergco", a subsidiary of
                           W. R. Grace) and Sealed Air Corporation ("SAC") have entered into that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of August 14, 1997 attached to which is a form of Distribution Agreement (the "Distribution Agreement") (the transaction and events described in the Merger Agreement and the Distribution Agreement being herein referred to as the "Transaction"). W. R. Grace and Cryovac, Inc. ("Cryovac"), the subsidiary to which W. R. Grace's packaging business (the "Grace Packaging Business") has been or will be contributed, will borrow a portion of the facilities, the proceeds of which will be transferred (the "Grace Chemicals Contribution") to Grace Specialty Chemicals, Inc. ("Grace Chemicals", the subsidiary of W. R. Grace that will hold, directly or indirectly, W. R. Grace's non-packaging business), or a subsidiary thereof, as provided in the Distribution Agreement.
                           W. R. Grace will then be recapitalized, and, among other things, will distribute the shares of Grace Chemicals to its shareholders. Immediately thereafter Mergco will merge (the "Merger") into Sealed Air Corporation ("SAC"). SAC will be the surviving corporation of such merger and will become a wholly-owned subsidiary of W. R. Grace, and W. R. Grace will change its name to Sealed
                           Air Corporation ("New Sealed Air").

BORROWERS:                 W. R. Grace and Cryovac. After completion of the
                           Merger W.R. Grace may, without further approval, cause SAC to be a Borrower.

                           At the Company's option, additional other wholly-owned direct or indirect subsidiaries (other than Grace Chemicals and its subsidiaries) may be direct borrowers ("Subsidiary Borrowers", which term also includes Cryovac and, if SAC becomes a Borrower,
                           SAC) under the Facilities if such subsidiaries are mutually acceptable to the Company and (i) the Administrative Agent, in the case of subsidiaries being added to the Global Revolving Credit Facility for U.S. and Alternate Currency Borrowings and (ii) the Administrative Agent and the relevant Country Specific Lender, in the case of subsidiaries being added to the Global Revolving Credit Facility for Designated Currency Borrowings.

CO-OBLIGORS:               After completion of the Merger, at the option of New
                           Sealed Air, SAC may become a co-obligor with W. R.
                           Grace/New Sealed Air and assume joint and several liability for all of W. R. Grace's/New Sealed Air's obligations under the facilities.

GUARANTEE:                 All Borrowings will be unconditionally guaranteed by
                           W. R. Grace, Cryovac and all material U.S.
                           Subsidiaries other than Grace Chemicals and its subsidiaries.

ADMINISTRATIVE
AGENT:                     ABN AMRO Bank N.V. (the "Administrative Agent").

ARRANGER:                  ABN AMRO Bank N.V.

DOCUMENTATION
AGENT:                     Bankers Trust Company

CO-SYNDICATION
AGENTS:                    BancAmerica Robertson Stephens and NationsBank N.A.

AGENT BANKS:               ABN AMRO Bank N.V., Bank of America National Trust
                           and Savings Association, Bankers Trust Company and
                           NationsBank N.A.

CO-ARRANGERS:              BancAmerica Robertson Stephens, BT Alex.Brown
                           Incorporated, and NationsBanc Montgomery Securities,
                           Inc.

GLOBAL
REVOLVING CREDIT
FACILITIES:                1) 5-year $1,000,000,000 Global Revolving Credit
                              Facility, with a sub-limit for U.S. Dollar denominated Letters of Credit, to be determined, and a swingline facility.

                           2) 364-day $600,000,000 Global Revolving Credit
                              Facility.

BORROWINGS:                Borrowings will be available under either facility
                           as follows:

                           U.S. and Alternate Currency Borrowings:
                           Committed advances made pro rata by the Lenders based upon their available commitments to the Company and certain Subsidiary Borrowers who are approved by the Administrative Agent. Competitive bid advances in U.S. Dollars at a fixed interest rate with maturities of 1-180 days may be requested. Bid Loans shall be deemed to effect a pro rata utilization of the Commitments of all Lenders under the applicable facility and shall not reduce the successful bidder's obligation to lend its pro rata share of the remaining undrawn Facility. Each Lender will represent that on the closing date no payments by the Borrowers under the facilities are subject to withholding taxes. Alternate Currencies available include U.S. Dollars, Belgian Francs, British Pounds, Dutch Guilders, French Francs, Italian Lira, German Marks, Swedish Krona, Norwegian Krone, Canadian Dollars, Japanese Yen, Australian Dollars and Spanish Pesetas, and other freely transferable currencies approved by the Administrative Agent.

                           Designated Currency Borrowings: The Company may, upon five Business Days notice to the Administrative Agent, request that one or more Lenders (each a "Country Specific Lender") commit, subject to a sub-limit, to make foreign currency loans to the Company or a Subsidiary Borrower directly out of such Lenders' local branch or affiliate. A Lender may, but shall have no obligation to, make such a commitment. While in effect, any Designated Currency commitment by a Lender shall reduce dollar for dollar such Lender's available commitment. The relevant Borrower and Country Specific Lender shall agree, among other things, on the maturity, pricing and borrowing procedures applicable to loans made by such Country Specific Lender.

                           Swingline Loans. The Company may request the
                           Administrative Agent (in such capacity, the "Swingline Lender") to make Swingline Loans available to the Company in an outstanding amount not to exceed $20,000,000. All Swingline Loans will be made and maintained as Base Rate Loans or at other short term fixed rates as agreed between the Company and the Swingline Lender. Each Lender will be unconditionally obligated to reimburse the Swingline Lender for its pro rata share of all Swingline Loans made by the Swingline Lender.

LETTERS OF CREDIT:         The Administrative Agent will act as the Letter of
                           Credit Issuer (the "Issuer"). Each Lender shall be unconditionally obligated to reimburse the Issuer for its pro rata share of any drawing paid by the Issuer under any Letter of Credit and, accordingly, the Letters of Credit shall be deemed to effect a pro rata utilization of the Commitments of all Lenders under the applicable facility.

APPLICABLE
MARGIN: With respect to committed borrowings, the lower of the rates as set forth on the attached Pricing Grids. Letter of Credit fees shall be equal to the applicable LIBOR margin. The Applicable Margin and Letter of Credit fees will be established at closing to be effective until the delivery of the first quarter 1998 financial statements.

FACILITY FEE:              The lower of the rates as set forth on the attached
                           Pricing Grids, calculated on a 365/366 day basis.

UTILIZATION FEE:           As set forth on the attached Pricing Grid.

USE OF PROCEEDS:           The initial borrowings under the facilities will be
                           made by W. R. Grace and Cryovac, the proceeds of which will be used to fund the Grace Chemicals
                           Contribution in an amount determined as provided in the Distribution Agreement. Borrowings shall also be available (i) to refinance outstanding indebtedness, (ii) to provide working capital, including the issuance of letters of credit, and
                           (iii) for other general corporate purposes.

AMORTIZATION:              Bullet.

LENDERS: A syndicate of financial institutions acceptable to the Arranger, Co-Arrangers and the Company.

AVAILABLE
COMMITMENT:                Before maturity, the full amount of each Credit
                           Facility may be borrowed, repaid, and reborrowed,
                           subject to satisfaction of conditions precedent,
                           and Company's covenant compliance and notice
                           requirements.  Letters of Credit must expire no
                           later than the maturity of the 5-Year $1,000,000,000
                           Global Revolving Credit Facility.
OPTIONAL
COMMITMENT
REDUCTIONS:                Upon notice, the Company may irrevocably either
                           terminate the Credit Facilities or permanently reduce the Credit Facilities in minimum multiples of $10,000,000.

OPTIONAL
PREPAYMENTS:               Any Borrower may make optional prepayments in
                           amounts of $2,000,000 or greater, subject to payment of breakage costs and funding losses. Base rate drawings may be repaid with same day notice.

U.S. DOLLAR
EQUIVALENT:                The Administrative Agent shall determine the U.S.
                           Dollar equivalent of each loan denominated in a foreign currency on the first day of the Interest
                           Period, and as adjusted from time to time thereafter, applicable to such foreign currency loan.

INTEREST RATES:            Outstanding amounts shall accrue interest according
                           to the following pricing alternatives, as selected by the Borrower:

                           A) Base Rate Option: Interest shall be at the Base
                              Rate, defined as the higher of (i) the
                              Administrative Agent's prime rate for U.S.
                              Dollar loans and (ii) the overnight federal funds rate plus 50 basis points. Interest shall be paid quarterly in arrears and shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days.

                           B) Eurocurrency Option: Interest shall be determined
                              for periods ("Interest Periods") of 1, 2, 3 or 6 months (as selected by the Borrower) and shall be at a per annum rate equal to the London Interbank Offered Rate ("LIBOR") offered to the Administrative Agent for corresponding deposits of the relevant currency, plus the Applicable Margin. Interest shall be paid at the end of each Interest Period or quarterly, whichever is earlier and shall be calculated on the basis of the actual number of days elapsed in a year of 360 days (except that any Loan denominated in Pounds Sterling and other Designated Currencies customarily computed on a 365/366 day basis in accordance with customary Eurocurrency market practice shall be computed on a 365/366 day basis).

                           C) Loans by Country Specific Lenders: The Company
                              or the relevant Subsidiary Borrower and Country Specific Lender shall agree on the appropriate formula and margin for calculating and paying interest (including a default rate of interest) on loans made by such Country Specific Lender to the Company or such Subsidiary Borrower.

                           D) Bid Rate Loans: Interest at a fixed rate shall be
                              determined pursuant to a competitive bid
                              Facility. Fixed rate maturities of 1-180 days may be requested.

                           E) Default Interest: Amounts past due shall bear
                              interest at 2% per annum in excess of the relevant rate, provided that a Country Specific Lender and the Company or the relevant Subsidiary Borrower may designate a different default rate to apply to loans made by such Country Specific Lender.

CONDITIONS
PRECEDENT:                 Customary for transactions of this type, including,
                           but not limited to:

                           Closing:

                           (i)   Execution of loan documents and other
                                 documentation related to the Transaction and requisite shareholder approvals.

                           (ii)  Legal opinions.

                           (iii) Corporate documents; Proceedings; Officer's
                                 Certificates.

                           (iv) Satisfactory completion of the Agent Banks' due diligence review of the Grace Packaging Business and SAC.

                           (v) No material adverse change in financial condition, business, and results of operations of the Grace Packaging Business, considered as a whole, or the Grace Packaging Business and SAC, considered as a whole.

                           (vi) No material litigation relating to the Grace Packaging Business other than as previously disclosed.

                           (vii) Payment of fees.

                           Utilizations:

                           (i)   No Default or Potential Default.

                           (ii)  Accuracy of Representations and Warranties.

                           (iii) Timely delivery of appropriate drawing notice.

DRAWINGS:                  A.  U. S. Dollar Base Rate Drawings: In minimum
                               amounts of $2,000,000 and incremental multiples of $500,000, to be determined, with same day notice to the Administrative Agent, such notice to be received by the Administrative Agent prior to 12:00 noon (New York time).

                           B.  U.S. Dollar LIBOR Drawings: For Interest
                               Periods of 1, 2, 3 and 6 months and in minimum amounts of $2,000,000 and incremental multiples of $500,000, upon three Business Days prior written notice to the Administrative Agent.

                           C. Alternate Currency LIBOR Drawings: For Interest Periods of 1, 2, 3 and 6 months and in minimum amounts approximately equivalent to $2,000,000 and incremental multiples of 500,000 units of the relevant currency, upon four Business Days prior written notice to the Administrative Agent.

                           D. Loans by Country Specific Lenders: As agreed between the relevant Country Specific Lender and the Company or a Subsidiary Borrower in minimum amounts approximately equivalent to $2.000,000 and incremental multiples of 500,000 units of the relevant currency.

SECURITY:                  Unsecured.

REPRESENTATIONS
& WARRANTIES:              Usual and customary for facilities of this type for
                           similar borrowers including (provided that the following shall not apply to Grace Chemicals and its subsidiaries):
                           1.  Corporate Status.
                           2.  Corporate Power and Authority.
                           3.  No Violation.
                           4.  Governmental Approvals.
                           5.  Financial Statements; Financial Condition;
                               Undisclosed Liabilities; etc.
                           6.  Litigation.
                           7.  True and Complete Disclosure.
                           8.  Use of Proceeds; Margin Requirements.
                           9.  Tax Return and Payments.
                           10. Compliance with ERISA.
                           11. Subsidiaries.
                           12. Compliance with Statutes, etc.
                           13. Environmental Matters.
                           14. Investment Company Act.
                           15. Public Utility Holding Company Act.
                           16. Patents, Licenses, Franchises and Formulas.
                           17. Properties.
                           18. Labor Relations.
                           19. Indebtedness.

COVENANTS:                 Usual and customary for transactions of this type
                           for similar borrowers, including the following
                           (provided that the following shall not apply to Grace Chemicals and its subsidiaries):

                           Affirmative Covenants:
                           1.  Information Covenants.
                           2.  Books, Records and Inspections.
                           3.  Maintenance of Property, Insurance.
                           4.  Corporate Franchises.
                           5.  Compliance with Statutes.
                           6.  ERISA.
                           7.  Performance of Obligations.
                           8.  Payment of Taxes.
                           9. Consummation of Merger within 5 days of first utilization.

                           Negative Covenants:
                           I.  Liens.
                           2. Consolidation, Merger, Disposition of Assets. etc. (other than as contemplated by the Merger Agreement)
                           3.  Subsidiary Indebtedness.
                           4.  Limitation on Asset Transfers to Foreign
                               Subsidiaries.
                           5.  Business.

FINANCIAL
COVENANTS:                 Financial covenants to be calculated on a rolling
                           four quarter basis, with levels to be determined:
                           1.  Minimum EBITDA/Interest plus dividends on
                               Preferred Stock.
                           2.  Maximum Total Debt/EBITDA.

EVENTS OF
DEFAULT: Usual and customary for transactions of this type for similar borrowers, including, but not limited to, the following for the Company and its subsidiaries (other than Grace Chemicals and its subsidiaries):
                           1. Failure to pay any interest or fees payable under the Credit Agreement with two day grace period or failure to pay principal when due.
                           2. Failure to meet covenants, with appropriate grace periods where applicable.
                           3. Representations or warranties false in any material respect when made.
                           4.  Cross default to other material indebtedness.
                           5.  Insolvency and bankruptcy.
                           6.  Judgments.
                           7.  Validity of Guaranty.
                           8. Change of Control (other than as a result of the Transaction).
                           9.  ERISA.

CAPITAL ADEQUACY &
YIELD PROTECTION:          The Definitive Credit Documentation shall contain
                           yield protection provisions appropriate for transactions of this type, including, but not limited to, indemnity provisions relating to increased reserve requirements, changes in law or circumstances, possible future illegality of interest options, "gross up" for taxes (other than on net income), possible inability to determine market rate, capital adequacy, interest period indemnity and breakage, and increased costs, redeployment costs, and consequential loss.

INDEMNIFICATION:           Borrowers shall indemnify the Administrative Agent
                           and the Lenders, and their respective affiliates for all reasonable costs, liabilities and expenses arising out of the Credit Facilities, except to the extent caused by gross negligence or willful misconduct of the party seeking indemnity.
                           Borrowers shall also indemnify Lenders from any loss, cost or expense incurred as a result of a prepayment for any reason (including, without limitation, prepayments resulting from the occurrence of an event of default) on any day other than the last day of the applicable Interest
                           Period, failure to borrow a loan after giving notice, or failure to prepay a loan after giving notice of its intent to make such a prepayment.

                           The Lenders shall indemnify the Administrative Agent for any loss, cost or expense the Administrative Agent may incur which arises out of the transactions described herein and which is not directly attributable to the gross negligence or willful misconduct of the Administrative Agent.

ASSIGNMENTS &
PARTICIPATIONS:            The Borrowers may not assign any of their rights or
                           obligations under the Credit Agreement. Assignments of commitments by Lenders are subject to the consents of the Company and the Administrative
                           Agent, such consents not to be unreasonably withheld, in minimum amounts of $10,000,000.
                           Participations shall be without restriction, provided that voting rights of participants shall be limited to changes in provisions relating to commitments, payments, interest rates, fees, collateral, guarantees and maturity. The Company shall authorize the Lenders to release confidential information to prospective assignees and participants, subject to confidentiality undertakings.

DEFINITIONS:               "EBITDA" is defined as consolidated net earnings
                           before interest expense, depreciation, amortization, income tax expense, any non-cash contributions or accruals to deferred profit sharing and deferred compensation plans, any non-cash gains or losses on asset sales and any non-cash gains or losses resulting from the cumulative effect of changes in accounting principles. EBITDA will be calculated on a rolling four quarter basis. EBITDA shall include any acquisitions which have been owned less than one year on a pro-forma basis, as if they had been owned for the entire applicable Test Period.

                           Calculations of financial covenants which require a rolling four quarter period shall be modified to adjust for calculation periods as a result of the Merger.

GOVERNING LAW:             State of New York.


                               PRICING GRID

Pricing based on this grid shall be determined by reference to the Company's senior unsecured long-term debt ratings as issued by S & P and Moody's. (All spreads and fees in basis points)

364 DAY FACILITY:

-------------------------------------------------------------------------
   S&P/Moody's
      Rating           LIBOR Margin      Facility Fee      Drawn Cost*
-------------------------------------------------------------------------
A-/A3 or Higher            19.0              6.0                25.0
-------------------------------------------------------------------------
BBB+/Baa1                  22.5              7.5                30.0
-------------------------------------------------------------------------
BBB/Baa2                   28.5              9.0                37.5
-------------------------------------------------------------------------
BBB- or Baa3               32.5              12.5               45.0
-------------------------------------------------------------------------
BB+/Ba1                    45.0              17.5               62.5
-------------------------------------------------------------------------
BB/Ba2 or lower            55.0              20.0               75.0
-------------------------------------------------------------------------

5 YEAR FACILITY:

-------------------------------------------------------------------------
   S&P/Moody's         LIBOR Margin      Facility Fee      Drawn Cost*
      Rating
-------------------------------------------------------------------------
A-/A3 or Higher            17.0              8.0              25.0
-------------------------------------------------------------------------
BBB+/Baa1                  20.5              9.5              30.0
-------------------------------------------------------------------------
BBB/Baa2                   25.0              12.5             37.5
-------------------------------------------------------------------------
BBB- or Baa3               30.0              15.0             45.0
-------------------------------------------------------------------------
BB+/Ba1                    42.5              20.0             62.5
-------------------------------------------------------------------------
BB/Ba2 or lower            50.0              25.0             75.0
-------------------------------------------------------------------------

------------
* The LIBOR Margin is calculated on the basis of a 360-day year. The Facility Fee is calculated on a basis of 365/366-day year.


If the ratings as issued by S& P and Moody's differ by one rating category, the higher rating shall determine pricing.
If the ratings as issued by S& P and Moody's differ by two rating categories, the rating which falls in the middle of the two published ratings shall determine pricing.

Utilization Fee: An additional utilization fee of 5 basis points will be added to the LIBOR Margin at any time that outstanding amounts under the Credit Facilities are greater than $800,000,000.


                               PRICING GRID

Pricing based on this grid shall be determined by reference to a Total Debt/EBITDA ratio for the Company calculated on rolling four quarter basis:

364 DAY FACILITY:

-------------------------------------------------------------------------
 Total Debt/EBITDA       LIBOR Margin      Facility Fee      Drawn/Cost*
-------------------------------------------------------------------------
less than  1.00X                      19.0              6.0         25.0
--------------------------------------------------------------------------
less than  1.50X                      22.5              7.5        30.0
--------------------------------------------------------------------------
less than  2.00X                      28.5              9.0        37.5
--------------------------------------------------------------------------
less than  2.50X                      32.5              12.5       45.0
--------------------------------------------------------------------------
less than  3.00X                      45.0              17.5       62.5
--------------------------------------------------------------------------
greater than  3.00X                   55.0              20.0       75.0
--------------------------------------------------------------------------

5 YEAR FACILITY
-------------------------------------------------------------------------
 Total Debt/EBITDA       LIBOR Margin      Facility Fee      Drawn/Cost*
-------------------------------------------------------------------------
less than 1.00X                      17.0              8.0              25.0
----------------------------------------------------------------------------
less than 1.50X                      20.5              9.5              30.0
----------------------------------------------------------------------------
less than 2.00X                      25.0              12.5             37.5
----------------------------------------------------------------------------
less than 2.50X                      30.0              15.0             45.0
----------------------------------------------------------------------------
less than 3.00X                      42.5              20.0             62.5
----------------------------------------------------------------------------
greater than 3.00X                   50.0              25.0             75.0
----------------------------------------------------------------------------


------------
* The LIBOR Margin is calculated on the basis of a 360-day year. The Facility Fee is calculated on a basis of 365/366-day year.



Utilization Fee: An additional utilization fee of 5 basis points will be added to the LIBOR Margin at any time that outstanding amounts under the Credit Facilities are greater than $800,000,000.